NSAR ITEM 77O
January 1, 2004 - June 30, 2004
Van Kampen Real Estate Securities Fund
10f-3 Transactions

Underwriting #   Underwriting    Purchased   Amount of    % of        Date of
                                 From       shares    underwriting   Purchase

    1       St. Joe Company     Legg Mason  16,400        0.273%     2/10/04


    2  Affordable Residential Merrill Lynch  41,100       0.168%     2/11/04
               Communities




Underwriters for #1
Morgan Stanley
Legg Mason Wood Walker

Underwriters for #2
Citigroup
Merrill Lynch & Co.
Credit Suisse First Boston
UBS Investment Bank
Wachovia Securities
Morgan Stanley
Legg Mason Wood Walker
McDonald Investments Inc.
Keefe, Bruyette & Woods